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                                                                      EXHIBIT 23


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-60267, Form S-8 No. 33-60265, Form S-8 No. 333-48699 and Form
S-8 No. 333-41430) pertaining to the Assumed Options of Mykotronyx, Inc., 1987 Non-qualified Stock Option Plan, 1987 Incentive Stock Option Plan, 1990 Stock Option Plan of Rainbow Technologies Inc., the Assumed Software Security, Inc. 1993 Employee Stock Option Plan, and the 2000 Stock Option Plan of Rainbow Technologies Inc., of our report dated March 21, 2001, with respect to the consolidated financial statements and schedule of Rainbow Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


/s/ ERNST & YOUNG LLP

Orange County, California
March 26, 2001